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NEWS RELEASE                                                    [LOGO]

                                                                Trish Scorpio
                                                                Media Relations
                                                                612/853-4717

      CERIDIAN REPORTS 1999 RESULTS AND MAJOR NEW U.S. PAYROLL INITIATIVES

 Ceridian Meets 1999 Expectations; Announces Major U.S. Payroll Initiatives and
             Investments Resulting in Lowered Expectations for 2000

             Ceridian Also Announces Stranghoener Accepts Offer With
                           Emerging Technology Company

MINNEAPOLIS, January 25, 2000 -- Ceridian Corporation (NYSE: CEN) today reported fourth quarter and full year 1999 earnings. All earnings per share figures reflect a stock split that was announced on January 20, 1999 and took effect on February 10, 1999.

Fourth quarter 1999 net earnings were $36.5 million, or $.25 per diluted share of common stock, on revenue of $361.4 million. These results were in line with estimates provided by the Company in October. This includes about $.03 per share dilutive effect from the June 1999 acquisition of Ceridian Benefit Services (formerly ABR Information Services). Fourth quarter 1999 cash earnings per share (defined as net income plus amortization of goodwill and other intangibles related to acquisitions) were $.32. Fourth quarter 1998 earnings, without regard to unusual gains from sales of a parcel of land and certain businesses and from the sale of a discontinued operation, were $39.8 million, or $.27 per diluted share of common stock on revenue of $309.6 million.

Full year 1999 net earnings were $148.9 million, or $1.01 per diluted share, on revenue of $1,342.3 million. This includes almost $.07 per share dilutive effect from the acquisition of Ceridian Benefits Services. Cash earnings per share during 1999 were $1.23. Full year 1998 earnings, excluding the unusual fourth quarter gains, were $140.1 million, or $.95 per diluted share, on revenue of $1,162.1 million.

"Most of Ceridian's businesses performed very well in 1999 and are expected to do so again in 2000," said Ronald L. Turner, president and chief executive officer of Ceridian. "During 2000, we have decided to undertake certain initiatives and make investments in the future of our U.S. payroll business unit, and as a result, we are anticipating our earnings per share in 2000 will be flat to modestly up compared to 1999. These initiatives and investments include the transition of small business customers to Powerpay, our Internet-based payroll product; major improvements in our customer service model; changes in our pricing strategy; product enhancements; investments in Six Sigma; and the consolidation of payroll processing centers. While these initiatives will dampen our revenue and earnings expectations for 2000, particularly for the first half of the year, we anticipate these initiatives will result in accelerated earnings and revenue growth beginning in the last part of 2000 and throughout 2001.

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"We also expect, as we undertake these initiatives, to take a one-time charge in
2000 in the range of $35 million to $50 million for costs associated with making improvements in our customer service model, streamlining the organization, and reducing levels of management as well as the number of payroll processing centers," Turner added. "The initiatives and investments we are undertaking will greatly enhance Ceridian's focus on operational excellence and customer service, which are the keys to a successful service business.

"We believe Ceridian's current stock price significantly understates the intrinsic value of our businesses," said Turner. "We remain committed to increasing shareholder value and will continue to explore and evaluate all appropriate options, with all of our businesses, to realize the value in Ceridian."

Ceridian also announced that John R. (Jack) Eickhoff will now continue as executive vice president and chief financial officer, a position he has held at Ceridian for seven years. In December, Ceridian announced that Lawrence (Larry) Stranghoener would become chief financial officer in January. He has now decided to accept an offer to take a substantial equity position in an emerging technology company and will become the chief financial officer of that company.

The advent of the year 2000 was a non-event for Ceridian customers and employees. "Ceridian was completely prepared for Y2K," said Turner. "As a result, the Company had no significant Y2K related incidents or difficulties. All of our production systems and internal systems were Y2K ready, and our customers experienced seamless transitions into the new year."

Ceridian continues to use the Internet to expand its presence in the small business market and recently announced a new partnership with Simpata, Inc., an Internet application service provider specializing in employee HR, benefits and payroll administration for small and medium-sized businesses. Powerpay.com, a Ceridian company, will make its Powerpay Internet-based payroll services available to Simpata customers, and Simpata will make its complete HR and benefits administration solution available to Powerpay.com's customers.

Comdata continues to extend its transaction processing expertise to a variety of non-transportation markets via its Comchek-Registered Trademark- eCash debit card. A growing number of major retailers, including JCPenney and Kmart, are taking advantage of the private-label electronic retail cash cards from the Stored Value Systems unit. These cards are used primarily as promotional tools and replacements for paper gift certificates.

Arbitron, which continued to successfully test its portable people meter (PPM) in the UK during the quarter, will complete the UK test March 1 and plans to demo the revolutionary audience measurement device in a U.S. market later in 2000. Whereas the diary measurement system Arbitron has traditionally used measures only radio listening, the PPM is a single-source, multi-media tool that is capable of measuring radio, TV, cable, internet streaming, and satellite audiences.

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Ceridian Corporation (www.ceridian.com) is a leading information services company that serves the human resources, transportation and media information markets. Ceridian's human resources businesses offer HR/benefits solutions that support organizations' complete employment life cycle and maximize their investment in people. Its Comdata business is a provider of transaction processing and information services to the transportation and other industries, and its media services business, Arbitron, is a research company serving the media industry.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS REPORT THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "LIKELY," "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES" OR "PLANS," OR COMPARABLE TERMINOLOGY, ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS KNOWN TO CERIDIAN THAT COULD CAUSE SUCH MATERIAL DIFFERENCES ARE IDENTIFIED AND DISCUSSED FROM TIME TO TIME IN CERIDIAN'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE FACTORS DISCUSSED ON PAGES 15 THROUGH 17 OF CERIDIAN'S 1998 ANNUAL REPORT TO STOCKHOLDERS, WHICH IS INCORPORATED BY REFERENCE INTO PART II, ITEM 7 OF CERIDIAN'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WHICH DISCUSSION IS ALSO INCORPORATED HEREIN BY REFERENCE.

SUCH IMPORTANT FACTORS INCLUDE INTEREST RATE CHANGES AND INVESTMENT INCOME FROM CUSTOMER DEPOSITS, EFFORTS TO EXPAND THE FLEET SERVICES (LOCAL FUELING) MARKET, ABILITY TO INCREASE REVENUE FROM CROSS-SELLING EFFORTS AND NEW PRODUCTS, ABILITY TO IMPROVE OPERATING MARGINS IN HUMAN RESOURCE SERVICES ("HRS"), CUSTOMER RETENTION (PARTICULARLY IN HRS), EFFECTING SYSTEM UPGRADES AND CONVERSIONS, CUSTOMER DECISION MAKING RELATED TO THE YEAR 2000 EVENT, ABILITY TO ADAPT TO CHANGING TECHNOLOGY, ACQUISITION RISKS (INCLUDING INTEGRATION OF RECENT AND FUTURE ACQUISITIONS AND OBTAINING ANTICIPATED REVENUE SYNERGIES OR COST REDUCTIONS), COMPETITIVE CONDITIONS, IMPLEMENTATION AND SUCCESS OF PLANS INVOLVING OUR U.S. PAYROLL BUSINESS, AND OTHER FACTORS SUCH AS TRADE, MONETARY AND FISCAL POLICIES AND POLITICAL AND ECONOMIC CONDITIONS.

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CONSOLIDATED STATEMENTS OF OPERATIONS           Ceridian Corporation
(Dollars in millions, except per share data)        and Subsidiaries

                                  For Periods Ended December 31,
                                Current Quarter      Year to Date
                                1999       1998     1999      1998
Revenue                      $  361.4  $  309.6  $1,342.3  $1,162.1
Costs and Expenses
  Cost of revenue               174.8     150.4     630.5     551.5
  Selling, general and
    administrative               98.7      78.5     379.6     316.0
  Research and development       19.9      20.0      74.4      77.8
  Other expense (income)            -      (9.2)      1.1      (6.8)
     Total costs and expenses   293.4     239.7   1,085.6     938.5

Earnings before interest
  and taxes                      68.0      69.9     256.7     223.6

  Interest income                 1.1       2.5       6.4      10.4
  Interest expense              (10.1)     (1.0)    (24.7)     (4.3)

Earnings before
  income taxes                   59.0      71.4     238.4     229.7

  Income tax provision           22.5       7.3      89.5      65.3

Earnings from continuing
  operations                 $   36.5  $   64.1  $  148.9   $ 164.4

  Discontinued operations           -      25.4         -      25.4

Net earnings                 $   36.5  $   89.5  $  148.9   $ 189.8


Basic earnings per share
  Continuing operations      $   0.25  $   0.45  $   1.03   $  1.14
  Net earnings               $   0.25  $   0.62  $   1.03   $  1.32

Diluted earnings per share
  Continuing operations      $   0.25  $   0.44  $   1.01   $  1.11
  Net earnings               $   0.25  $   0.61  $   1.01   $  1.29


Shares used in calculations
(in thousands)
  Weighted average
    shares (basic)            144,676   143,234   144,524   144,070
  Other dilutive securities     1,082     3,920     3,440     3,527
  Total (diluted)             145,758   147,154   147,964   147,597



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CONDENSED CONSOLIDATED BALANCE SHEETS           Ceridian Corporation
(Unaudited)                                         and Subsidiaries
(Dollars in millions)

                                     December 31,      December 31,
                                         1999              1998
Cash and equivalents                  $    59.4         $   101.8
Receivables                               460.4             384.5
Other assets                            1,540.1             803.4
     Total assets                     $ 2,059.9         $ 1,289.7

Debt                                  $   611.3         $    54.5
Other liabilities                         605.9             584.6
Stockholders' equity                      842.7             650.6
     Total liabilities and
      stockholders' equity            $ 2,059.9         $ 1,289.7


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                               Revenue Comparisons
                                     Actual
                                      ($M)

                             Fourth Quarter     Twelve Months YTD
                             1999     1998       1999       1998
Human Resources Services    $222.7  $191.4    $  828.0   $  700.3

Arbitron                      57.0    51.6       215.4      194.5

Comdata Corporation
   Transportation             81.7    66.6       298.9      261.5
   Gaming                      0.0     0.0         0.0        5.8

Total                       $361.4  $309.6    $1,342.3   $1,162.1



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CONSOLIDATED STATEMENTS OF OPERATIONS (Pro Forma)
(Unaudited)                                     Ceridian Corporation
(Dollars in millions, except per share data)        and Subsidiaries

                                  For Periods Ended December 31,
                                Current Quarter      Year to Date
                                1999       1998     1999      1998
Revenue                      $  361.4  $  309.6  $1,342.3  $1,162.1
Costs and Expenses
  Cost of revenue               174.8     150.4     630.5     551.5
  Selling, general and
    administrative               98.7      78.5     379.6     316.0
  Research and development       19.9      20.0      74.4      77.8
  Other expense (income) (1)        -         -       1.1       2.4
     Total costs and expenses   293.4     248.9   1,085.6     947.7

Earnings before interest
  and taxes                      68.0      60.7     256.7     214.4

  Interest income                 1.1       2.5       6.4      10.4
  Interest expense              (10.1)     (1.0)    (24.7)     (4.3)

Earnings before
  income taxes                   59.0      62.2     238.4     220.5

  Income tax provision (2)       22.5      22.4      89.5      80.4

Earnings from continuing
  operations (3)             $   36.5  $   39.8  $  148.9   $ 140.1


Diluted earnings per share   $   0.25  $   0.27  $   1.01   $  0.95

Shares used in calculations
(in thousands)                145,758   147,154   147,964   147,597


FOOTNOTES

(1) Excludes 1998 unusual gains of $24.3 related to the sale of land and businesses.

(2) Excludes 1998 net tax benefit from sales of land and businesses, primarily Tesseract.

(3) Only earnings from continuing operations are presented. The $25.4 additional after-tax gain in the fourth quarter of 1998 from the December 1997 sale of the discontinued operations of Computing Devices is thereby excluded.

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FOURTH QUARTER 1998 PRO FORMA ADJUSTMENTS
CONSOLIDATED STATEMENTS OF OPERATIONS (Pro Forma)
(Unaudited)                                     Ceridian Corporation
(Dollars in millions, except per share data)        and Subsidiaries

                                 Quarter Ended December 31, 1998
                                          Disc.   Unusual      As
                             Pro Forma    Ops.     Gains    Reported
Revenue                       $ 309.6   $     -   $     -   $ 309.6
Costs and Expenses
  Cost of revenue               150.4         -         -     150.4
  Selling, general and
    administrative               78.5         -         -      78.5
  Research and development       20.0         -         -      20.0
  Other expense (income)            -         -      (9.2)     (9.2)
    Total cost and expenses     248.9         -      (9.2)    239.7

Earnings before interest
  and taxes                      60.7         -       9.2      69.9

  Interest income                 2.5         -         -       2.5
  Interest expense               (1.0)        -         -      (1.0)

Earnings before income taxes     62.2         -       9.2      71.4

  Income tax provision           22.4         -     (15.1)      7.3

Earnings from continuing
  operations                     39.8         -      24.3      64.1

  Discontinued operations           -      25.4         -      25.4

Net earnings                  $  39.8   $  25.4   $  24.3   $  89.5


Diluted earnings per share
  Continuing operations       $  0.27                       $  0.44
  Net earnings                $  0.27                       $  0.61
Shares used in calculations
  (in thousands)              147,154                       147,154



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